EXHIBIT 10.2 SUMMARY SHEET: SHORT-TERM INCENTIVE COMPENSATION PLAN

1.	Eligibility: mid-level and upper-level management, including executive officers, of Toreador are eligible to participate.

2.	Performance Goals:

•	Oil and Gas Reserves: The oil and gas reserves of Toreador as measured using SEC criteria and reported in Toreador’s Form 10-K for the year ended December 31, 2005 shall increase by 15% during 2005.

•	Oil and Gas Production: Toreador’s realized total production rate shall equal or exceed 1,054,000 BOE for 2005.

•	General and Administrative Expense: Toreador shall hold general and administrative expenses to a maximum of $5.6 million in 2005.

•	Operating Income: Toreador’s operating income for 2005 shall be at least $10.9 million.

3.	Preliminary Funding: $500,000, which amount is subject to adjustment.